Exhibit 99.1

LKQ CORPORATION ANNOUNCES RESULTS FOR THIRD QUARTER 2026

Antioch, TENN (October 29, 2026) -- LKQ Corporation (Nasdaq: LKQ) today reported third quarter 2026 financial results.

Commenting on the third quarter, John Mendel, Chairman of the Board of LKQ, said: “LKQ remains a fundamentally strong enterprise, supported by its scale, leading positions across key markets, and global distribution platform. At the same time, our recent financial and operating performance has not reflected the strength of the business or met the standards we expect, particularly in Europe. The Board has been deeply engaged in addressing these challenges, and the appointment of a new CEO, leadership changes in Europe, and the engagement of Alvarez & Marsal are important steps in a broader effort to improve execution and financial performance. We believe LKQ has significant strengths that are not currently reflected in its operating performance, and our focus is on translating those strengths into improved performance and increased value for our shareholders.”

Third Quarter 2026 Financial and Operating Results

Revenue for the third quarter of 2026 was $3.3 billion, a decrease of 5.1% compared to $3.5 billion for the third quarter of 2025. Total parts and services revenue decreased 5.6%, which included a 5.4% decrease in parts and services organic revenue, a 0.7% decrease from foreign exchange rates year over year, and the net impact of acquisitions and divestitures, which increased revenue by 0.6%.

Net loss2 was $24 million, including $111 million of pre-tax non-cash impairment charges, compared to net income of $178 million for the same period of 2025. Diluted loss per share2 was $(0.09) compared to diluted earnings per share2 of $0.69 for the same period of 2025.

On an adjusted basis, net income1,2 was $127 million compared to $216 million for the same period of 2025. Adjusted diluted earnings per share1,2 was $0.50 compared to $0.84 for the same period of 2025.

“The third quarter was characterized by weakness in our Europe segment, driven by operational issues related to the ERP implementation in Germany and volume declines in the United Kingdom and Benelux. Specialty was modestly below plan. North America performed in line with expectations despite a softer demand environment,” said Rick Galloway, Chief Financial Officer of LKQ.

Cash Flow and Balance Sheet

Cash flow from operations3 and free cash flow1,3 were $411 million and $372 million, respectively, for the third quarter of 2026. Cash flow from operations3 and free cash flow1,3 were $466 million and $336 million, respectively, for the nine months ended September 30, 2026. As of September 30, 2026, the balance sheet reflected total debt of $3.7 billion and total leverage, as defined in our credit facility, was 2.8x EBITDA.

Returning Capital to Shareholders

During the third quarter of 2026, the Company invested $30 million to repurchase 1.2 million shares of its common stock and distributed $76 million in cash dividends. For the nine months ended September 30, 2026, the Company returned $313 million to its shareholders by investing $83 million to repurchase 3.1 million shares of its common stock and distributing $230 million in cash dividends. Since initiating the stock repurchase program in late October 2018, the Company has repurchased approximately 72 million shares of its common stock for a total of $3.0 billion through September 30, 2026. As of September 30, 2026, there was $1.5 billion remaining on the authorization.
(1) Non-GAAP measure. See the table accompanying this release that reconciles the actual or forecasted U.S. GAAP measure to the actual or forecasted adjusted measure, which is non-GAAP.
(2) References in this release to Net income or Net loss and Diluted earnings or loss per share, and the corresponding adjusted figures, reflect amounts from continuing operations attributable to LKQ stockholders.
(3) Cash flow from operations and free cash flow include both continuing and discontinued operations.

On October 25, 2026, the Board authorized a two-year extension to its stock repurchase program, authorizing repurchases through October 25, 2028.

On October 27, 2026, the Board declared a quarterly cash dividend of $0.30 per share of common stock, payable on December 3, 2026, to stockholders of record at the close of business on November 19, 2026.

Strategic Review

Alongside the recent leadership changes, the Board has decided to suspend the strategic review, including the Specialty segment sales process. This will provide the new leadership team the opportunity to conduct a comprehensive assessment of the business and evaluate the full range of value‑creation pathways available to the Company.

The Board will continue to oversee the strategic direction, protect shareholder interests, and ensure accountability. This includes evaluating opportunities that it believes could enhance shareholder value and optimize the Company’s strategic positioning over the long term.

Other Events

On October 23, 2026, the Company announced that the Board appointed Salvatore A. “Sal” Abbate as President and Chief Executive Officer, effective December 15, 2026. Mr. Abbate brings more than three decades of experience leading large, complex distribution and industrial businesses. As CEO of Veritiv Corporation, he led a significant transformation of the company, with its share price increasing more than 13-fold during his tenure, culminating in its $2.6 billion sale to Clayton, Dubilier & Rice in 2023. Before becoming CEO, he served as Veritiv’s Chief Operating Officer and Chief Commercial Officer. Earlier in his career, Mr. Abbate held senior leadership roles at Andersen Windows & Doors, Solutia, Inc., now part of Eastman Chemical Company, and Armstrong World Industries, with responsibilities spanning sales, marketing, distribution, logistics, manufacturing, strategy and process improvement.

On October 23, 2026 the Company announced that it is withdrawing its full-year 2026 guidance, which was most recently updated on July 30, 2026.

Non-GAAP Financial Measures

This release contains (and management’s presentation on the related investor conference call will refer to) non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Included with this release are reconciliations of each non-GAAP financial measure with the most directly comparable financial measure calculated in accordance with GAAP.

Conference Call Details

LKQ will host a conference call and webcast on October 29, 2026 at 8:00 a.m. Eastern Time (7:00 a.m. Central Time) with members of senior management to discuss the Company's results. To access the conference call, please dial (833) 461-5787. International access to the call may be obtained by dialing (626) 884-3620. The conference call will require you to enter conference ID: 778680119.

Webcast and Presentation Details

The audio webcast and accompanying slide presentation can be accessed at (www.lkqcorp.com) in the Investor Relations section.

An online replay of the audio webcast will be available on the Company's website and can be accessed through the Investor Relations section, investor.lkqcorp.com under “Events”. Please allow approximately two hours after the live presentation before attempting to access the replay.
(1) Non-GAAP measure. See the table accompanying this release that reconciles the actual or forecasted U.S. GAAP measure to the actual or forecasted adjusted measure, which is non-GAAP.
(2) References in this release to Net income or Net loss and Diluted earnings or loss per share, and the corresponding adjusted figures, reflect amounts from continuing operations attributable to LKQ stockholders.
(3) Cash flow from operations and free cash flow include both continuing and discontinued operations.

About LKQ Corporation

LKQ Corporation (www.lkqcorp.com) is a leading provider of alternative and specialty parts to repair and accessorize automobiles and other vehicles. LKQ has operations in North America, Europe and Taiwan. LKQ offers its customers a broad range of OEM recycled and aftermarket parts, replacement systems, components, equipment, and services to repair and accessorize automobiles, trucks, and recreational and performance vehicles.

Forward-Looking Statements

Statements and information in this press release and on the related conference call, including our outlook for 2026, as well as remarks by the Chairman of the Board and members of management, that are not historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are made pursuant to the “safe harbor” provisions of such Act.

Forward-looking statements include, but are not limited to, statements regarding our outlook, expectations, beliefs, hopes, intentions and strategies. These statements are subject to a number of risks, uncertainties, assumptions and other factors including those identified below. All forward-looking statements are based on information available to us at the time the statements are made. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

You should not place undue reliance on our forward-looking statements. Actual events or results may differ materially from those expressed or implied in the forward-looking statements. The risks, uncertainties, assumptions and other factors that could cause actual events or results to differ from the events or results predicted or implied by our forward-looking statements include the factors set forth below, and other factors discussed in our filings with the SEC, including those disclosed under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2025 and in our subsequent Quarterly Reports on Form 10-Q. These reports are available at the Investor Relations section on our website (www.lkqcorp.com) and on the SEC's website (www.sec.gov).

These factors include the following (not necessarily in order of importance):

•our operating results and financial condition have been and could continue to be adversely affected by the economic, political and social conditions in North America, Europe, Taiwan and other countries, as well as the economic health of vehicle owners and numbers and types of vehicles sold;
•we face competition from local, national, international, and internet-based vehicle products providers, and this competition could negatively affect our business;
•we rely upon insurance companies and our customers to promote the usage of alternative parts;
•intellectual property claims relating to aftermarket products could adversely affect our business;
•if the number of vehicles involved in accidents or being repaired declines, or the mix of the types of vehicles in the overall vehicle population changes, our business could suffer;
•fluctuations in the prices of commodities could adversely affect our financial results;
•an adverse change in our relationships with our suppliers, disruption to our supply of inventory, or the misconduct, performance failures or negligence of our third party vendors or service providers could increase our expenses, impede our ability to serve our customers, or expose us to liability;
•future public health emergencies could have a material adverse impact on our business, results of operations, financial condition and liquidity, the nature and extent of which is highly uncertain;
•if we determine that our goodwill or other intangible assets have become impaired, we may incur significant charges to our pretax income;
•we could be subject to product liability claims and involved in product recalls;
•we may not be able to successfully acquire businesses or integrate acquisitions, and we may not be able to successfully divest certain businesses;
•we have a substantial amount of indebtedness, which could have a material adverse effect on our financial condition and our ability to obtain financing in the future and to react to changes in our business;

•our senior notes do not impose any limitations on our ability to incur additional debt or protect against certain other types of transactions, and we may incur certain additional indebtedness under our credit agreement and CAD Note;
•each of our credit agreement and CAD Note imposes operating and financial restrictions on us and our subsidiaries, which may prevent us from capitalizing on business opportunities;
•we may not be able to generate sufficient cash to service all of our indebtedness, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful;
•our future capital needs may require that we seek to refinance our debt or obtain additional debt or equity financing, events that could have a negative effect on our business;
•our variable rate indebtedness subjects us to interest rate risk, which could cause our indebtedness service obligations to increase significantly;
•repayment of our indebtedness is dependent on cash flow generated by our subsidiaries;
•a downgrade in our credit rating would impact us;
•the amount and frequency of our share repurchases and dividend payments may fluctuate;
•existing or new laws and regulations, or changes to enforcement or interpretation of existing laws or regulations, may prohibit, restrict or burden the sale of aftermarket, recycled, refurbished or remanufactured products;
•we are subject to environmental regulations and incur costs relating to environmental matters;
•if we fail to maintain proper and effective internal control over financial reporting in the future, our ability to produce accurate and timely financial statements could be negatively impacted, which could harm our operating results and investor perceptions of our company and as a result may have a material adverse effect on the value of our common stock;
•we may be adversely affected by legal, regulatory or market responses to global climate change;
•our amended and restated bylaws provide that the courts in the State of Delaware are the exclusive forums for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees;
•our effective tax rate could materially increase as a consequence of various factors, including U.S. and/or international tax legislation, applicable interpretations and administrative guidance, our mix of earnings by jurisdiction, and U.S. and foreign jurisdictional audits;
•if significant tariffs or other restrictions are placed on products or materials we import or any related counter-measures are taken by countries to which we export products, our revenue and results of operations may be materially harmed;
•governmental agencies may refuse to grant or renew our operating licenses and permits;
•the costs of complying with the requirements of laws pertaining to data privacy and cybersecurity of personal information and the potential liability associated with the failure to comply with such laws could materially adversely affect our business and results of operations;
•our employees are important to successfully manage our business and achieve our objectives;
•we operate in foreign jurisdictions, which exposes us to foreign exchange and other risks;
•our business may be adversely affected by union activities and labor and employment laws;
•we rely on information technology and communication systems in critical areas of our operations and a disruption relating to such technology and systems, including cybersecurity threats, could harm our business;
•business interruptions in our distribution centers or other facilities may affect our operations, the function of our computer systems, and/or the availability and distribution of merchandise, which may affect our business;
•if we experience problems with our fleet of trucks and other vehicles, our business could be harmed;
•we may lose the right to operate at key locations; and
•activist investors could cause us to incur substantial costs, divert management’s attention, and have an adverse effect on our business.

Contact:
Joseph P. Boutross - Vice President, Investor Relations
LKQ Corporation
(312) 621-2793
jpboutross@lkqcorp.com

LKQ CORPORATION AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Income, with Supplementary Data
(In millions, except per share data)

	Three Months Ended September 30,
	2026		2025
		% of Revenue (1)		% of Revenue (1)	$ Change	% Change
Revenue	$3,319	100.0%	$3,499	100.0%	$(180)	(5.1)%
Cost of goods sold	2,083	62.8%	2,158	61.7%	(75)	(3.5)%
Gross margin	1,236	37.2%	1,341	38.3%	(105)	(7.8)%
Selling, general and administrative expenses	959	28.9%	958	27.4%	1	0.1%
Restructuring and transaction related expenses	24	0.7%	14	0.4%	10	71.4%
Impairment of goodwill	88	2.6%	—	—%	88	n/m
Impairment of net assets held for sale	23	0.7%	—	—%	23	n/m
Depreciation and amortization	89	2.7%	95	2.7%	(6)	(6.3)%
Operating income	53	1.6%	274	7.8%	(221)	(80.7)%
Other expense (income):
Interest expense	56	1.7%	55	1.6%	1	1.8%
Interest income and other income, net	(8)	(0.2)%	(4)	(0.1)%	(4)	n/m
Total other expense, net	48	1.5%	51	1.5%	(3)	(5.9)%
Income from continuing operations before provision for income taxes	5	0.1%	223	6.4%	(218)	(97.8)%
Provision for income taxes	32	0.9%	45	1.3%	(13)	(28.9)%
Equity in (earnings) losses of unconsolidated subsidiaries	(2)	(0.1)%	—	—%	(2)	n/m
(Loss) income from continuing operations	(25)	(0.7)%	178	5.1%	(203)	n/m
Net (loss) income from discontinued operations	(2)	(0.1)%	2	—%	(4)	n/m
Net (loss) income	(27)	(0.8)%	180	5.1%	(207)	n/m
Less: net (loss) income attributable to continuing noncontrolling interest	(1)	—%	—	—%	(1)	n/m
Net (loss) income attributable to LKQ stockholders	$(26)	(0.8)%	$180	5.1%	$(206)	n/m

Basic (loss) earnings per share:
(Loss) income from continuing operations	$(0.09)		$0.69		$(0.78)	n/m
Net (loss) income from discontinued operations	(0.01)		0.01		(0.02)	n/m
Net (loss) income	(0.10)		0.70		(0.80)	n/m
Less: net (loss) income attributable to continuing noncontrolling interest	—		—		—	—%
Net (loss) income attributable to LKQ stockholders	$(0.10)		$0.70		$(0.80)	n/m

Diluted (loss) earnings per share:
(Loss) income from continuing operations	$(0.09)		$0.69		$(0.78)	n/m
Net (loss) income from discontinued operations	(0.01)		0.01		(0.02)	n/m
Net (loss) income	(0.10)		0.70		(0.80)	n/m
Less: net (loss) income attributable to continuing noncontrolling interest	—		—		—	—%
Net (loss) income attributable to LKQ stockholders	$(0.10)		$0.70		$(0.80)	n/m

Weighted average common shares outstanding:
Basic	252.9		257.1		(4.2)	(1.6)%
Diluted	252.9		257.3		(4.4)	(1.7)%
(1) The sum of the individual percentage of revenue components may not equal the total due to rounding.

LKQ CORPORATION AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Income, with Supplementary Data
(In millions, except per share data)

	Nine Months Ended September 30,
	2026		2025
		% of Revenue (1)		% of Revenue (1)	$ Change	% Change
Revenue	$10,196	100.0%	$10,339	100.0%	$(143)	(1.4)%
Cost of goods sold	6,308	61.9%	6,329	61.2%	(21)	(0.3)%
Gross margin	3,888	38.1%	4,010	38.8%	(122)	(3.0)%
Selling, general and administrative expenses	2,943	28.9%	2,865	27.7%	78	2.7%
Restructuring and transaction related expenses	71	0.7%	33	0.3%	38	n/m
Impairment of goodwill	88	0.9%	—	—%	88	n/m
Impairment of net assets held for sale	23	0.2%	—	—%	23	n/m
Depreciation and amortization	268	2.6%	272	2.6%	(4)	(1.5)%
Operating income	495	4.9%	840	8.1%	(345)	(41.1)%
Other expense (income):
Interest expense	164	1.6%	170	1.6%	(6)	(3.5)%
Interest income and other income, net	(21)	(0.2)%	(25)	(0.2)%	4	(16.0)%
Total other expense, net	143	1.4%	145	1.4%	(2)	(1.4)%
Income from continuing operations before provision for income taxes	352	3.5%	695	6.7%	(343)	(49.4)%
Provision for income taxes	124	1.2%	173	1.7%	(49)	(28.3)%
Equity in losses of unconsolidated subsidiaries	42	0.4%	—	—%	42	n/m
Income from continuing operations	186	1.8%	522	5.0%	(336)	(64.4)%
Net income from discontinued operations	2	—%	20	0.2%	(18)	(90.0)%
Net income	188	1.8%	542	5.2%	(354)	(65.3)%
Less: net (loss) income attributable to continuing noncontrolling interest	(1)	—%	1	—%	(2)	n/m
Net income attributable to LKQ stockholders	$189	1.9%	$541	5.2%	$(352)	(65.1)%

Basic earnings per share:
Income from continuing operations	$0.73		$2.02		$(1.29)	(63.9)%
Net income from discontinued operations	0.01		0.08		(0.07)	(87.5)%
Net income	0.74		2.10		(1.36)	(64.8)%
Less: net (loss) income attributable to continuing noncontrolling interest	—		—		—	—%
Net income attributable to LKQ stockholders	$0.74		$2.10		$(1.36)	(64.8)%

Diluted earnings per share:
Income from continuing operations	$0.73		$2.02		$(1.29)	(63.9)%
Net income from discontinued operations	0.01		0.08		(0.07)	(87.5)%
Net income	0.74		2.10		(1.36)	(64.8)%
Less: net (loss) income attributable to continuing noncontrolling interest	—		—		—	—%
Net income attributable to LKQ stockholders	$0.74		$2.10		$(1.36)	(64.8)%

Weighted average common shares outstanding:
Basic	254.3		258.1		(3.8)	(1.5)%
Diluted	254.6		258.4		(3.8)	(1.5)%
(1) The sum of the individual percentage of revenue components may not equal the total due to rounding.

LKQ CORPORATION AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(In millions, except per share data)

	September 30, 2026	December 31, 2025
Assets
Current assets:
Cash and cash equivalents	$319	$319
Receivables, net of allowance for credit losses	1,354	1,204
Inventories	3,262	3,426
Prepaid expenses and other current assets	349	299
Total current assets	5,284	5,248
Property, plant and equipment, net	1,396	1,452
Operating lease assets, net	1,283	1,332
Goodwill	5,274	5,414
Other intangibles, net	1,007	1,072
Equity method investments	126	170
Other noncurrent assets	412	449
Total assets	$14,782	$15,137
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,919	$2,108
Accrued expenses:
Accrued payroll-related liabilities	176	190
Refund liability	120	122
Other accrued expenses	434	344
Current portion of operating lease liabilities	256	253
Current portion of long-term obligations	39	32
Other current liabilities	78	88
Total current liabilities	3,022	3,137
Long-term operating lease liabilities, excluding current portion	1,105	1,145
Long-term obligations, excluding current portion	3,678	3,631
Deferred income taxes	322	331
Other noncurrent liabilities	337	332
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value, 1,000.0 shares authorized, 324.5 shares issued and 252.4 shares outstanding at September 30, 2026; 324.0 shares issued and 255.0 shares outstanding at December 31, 2025	3	3
Additional paid-in capital	1,601	1,581
Retained earnings	7,916	7,958
Accumulated other comprehensive loss	(194)	(57)
Treasury stock, at cost; 72.1 shares at September 30, 2026 and 69.0 shares at December 31, 2025	(3,031)	(2,948)
Total Company stockholders’ equity	6,295	6,537
Noncontrolling interest	23	24
Total stockholders’ equity	6,318	6,561
Total liabilities and stockholders’ equity	$14,782	$15,137

LKQ CORPORATION AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Cash Flows
(In millions)

	Nine Months Ended September 30,
	2026	2025
CASH FLOWS FROM OPERATING ACTIVITIES (1):
Net income	$188	$542
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	305	312
Impairment of goodwill and net assets held for sale	111	—
Impairment on Mekonomen equity method investment	44	—
Stock-based compensation expense	27	27
Other	23	(25)
Changes in operating assets and liabilities, net of effects from acquisitions and dispositions:
Receivables	(238)	(212)
Inventories	99	54
Other assets	(25)	(6)
Prepaid income taxes/income taxes payable	(27)	81
Accounts payable	(143)	(44)
Other liabilities	83	3
Operating lease assets and liabilities	19	1
Net cash provided by operating activities	466	733
CASH FLOWS FROM INVESTING ACTIVITIES (1):
Purchases of property, plant and equipment	(130)	(160)
Acquisitions, net of cash acquired	(37)	2
Other investing activities, net	(1)	14
Net cash used in investing activities	(168)	(144)
CASH FLOWS FROM FINANCING ACTIVITIES (1):
Borrowings under revolving credit facilities	1,729	1,214
Repayments under revolving credit facilities	(1,150)	(1,384)
Repayments under term loan payable	(500)	—
Repayments of other debt, net	(27)	(33)
Dividends paid to LKQ stockholders	(230)	(234)
Purchase of treasury stock	(83)	(119)
Other financing activities, net	(23)	(6)
Net cash used in financing activities	(284)	(562)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(17)	30
Net (decrease) increase in cash, cash equivalents and restricted cash	(3)	57
Cash, cash equivalents and restricted cash of continuing operations, beginning of period (2)	332	239
Add: Cash and cash equivalents of discontinued operations, beginning of period	—	—
Cash, cash equivalents and restricted cash of continuing and discontinued operations, beginning of period (2)	332	239
Cash, cash equivalents and restricted cash of continuing and discontinued operations, end of period (2)	329	296
Less: Cash and cash equivalents of discontinued operations, end of period	—	—
Cash, cash equivalents and restricted cash, end of period (2)	$329	$296
(1)    Amounts presented contain results from both continuing and discontinued operations.
(2)    For the periods ended September 30, 2026 and December 31, 2025, includes $10 million and $13 million of restricted cash included in Other noncurrent assets on the Unaudited Condensed Consolidated Balance Sheets, respectively.

The following unaudited tables compare certain third party revenue categories:

	Three Months Ended September 30,
(In millions)	2026	2025	$ Change	% Change
North America	$1,306	$1,343	$(37)	(2.6)%
Europe	1,451	1,615	(164)	(10.2)%
Specialty	465	456	9	1.9%
Parts and services	3,222	3,414	(192)	(5.6)%
North America	95	80	15	18.1%
Europe	2	5	(3)	(56.4)%
Other	97	85	12	13.4%
Total revenue	$3,319	$3,499	$(180)	(5.1)%

Revenue changes by category for the three months ended September 30, 2026 vs. 2025:

	Revenue Change Attributable to:
	Organic (1)	Acquisition and Divestiture	Foreign Exchange	Total Change (2)
North America	(2.4)%	—%	(0.3)%	(2.6)%
Europe	(9.8)%	0.8%	(1.2)%	(10.2)%
Specialty	0.9%	1.2%	(0.2)%	1.9%
Parts and services	(5.4)%	0.6%	(0.7)%	(5.6)%
North America	18.2%	—%	(0.1)%	18.1%
Europe	(55.5)%	—%	(1.0)%	(56.4)%
Other	13.6%	—%	(0.1)%	13.4%
Total revenue	(5.0)%	0.5%	(0.7)%	(5.1)%
(1) We define organic revenue growth as total revenue growth from continuing operations excluding the effects of acquisitions and divestitures (i.e., revenue generated from the date of acquisition to the first anniversary of that acquisition, net of reduced revenue due to the disposal of businesses) and foreign currency movements (i.e., impact of translating revenue at different exchange rates). Organic revenue growth includes incremental sales from both existing and new (i.e., opened within the last twelve months) locations and is derived from expanding business with existing customers, securing new customers and offering additional products and services. We believe that organic revenue growth is a key performance indicator as this statistic measures our ability to serve and grow our customer base successfully.

(2) The sum of the individual revenue change components may not equal the total percentage change due to rounding.

The following unaudited tables compare certain third party revenue categories:

	Nine Months Ended September 30,
(In millions)	2026	2025	$ Change	% Change
North America	$4,018	$4,041	$(23)	(0.6)%
Europe	4,511	4,731	(220)	(4.7)%
Specialty	1,360	1,313	47	3.5%
Parts and services	9,889	10,085	(196)	(1.9)%
North America	289	236	53	22.8%
Europe	18	18	—	—%
Other	307	254	53	21.1%
Total revenue	$10,196	$10,339	$(143)	(1.4)%

Revenue changes by category for the nine months ended September 30, 2026 vs. 2025:

	Revenue Change Attributable to:
	Organic (1)	Acquisition and Divestiture	Foreign Exchange	Total Change (2)
North America	(0.7)%	—%	0.2%	(0.6)%
Europe	(8.9)%	0.7%	3.5%	(4.7)%
Specialty	2.9%	0.6%	—%	3.5%
Parts and services	(4.1)%	0.4%	1.7%	(1.9)%
North America	22.7%	—%	0.1%	22.8%
Europe	(14.5)%	8.9%	5.6%	—%
Other	20.0%	0.6%	0.4%	21.1%
Total revenue	(3.5)%	0.4%	1.7%	(1.4)%
(1) We define organic revenue growth as total revenue growth from continuing operations excluding the effects of acquisitions and divestitures (i.e., revenue generated from the date of acquisition to the first anniversary of that acquisition, net of reduced revenue due to the disposal of businesses) and foreign currency movements (i.e., impact of translating revenue at different exchange rates). Organic revenue growth includes incremental sales from both existing and new (i.e., opened within the last twelve months) locations and is derived from expanding business with existing customers, securing new customers and offering additional products and services. We believe that organic revenue growth is a key performance indicator as this statistic measures our ability to serve and grow our customer base successfully.

(2) The sum of the individual revenue change components may not equal the total percentage change due to rounding.

The following unaudited table compares revenue and Segment EBITDA by reportable segment:

	Three Months Ended September 30,				Nine Months Ended September 30,
	2026		2025		2026		2025
(In millions)		% of Revenue		% of Revenue		% of Revenue		% of Revenue
Revenue
North America	$1,402		$1,423		$4,308		$4,277
Europe	1,453		1,620		4,529		4,749
Specialty	465		457		1,362		1,316
Eliminations	(1)		(1)		(3)		(3)
Total revenue	$3,319		$3,499		$10,196		$10,339
Segment EBITDA
North America	$203	14.4%	$199	14.0%	$613	14.2%	$640	15.0%
Europe	68	4.6%	162	10.0%	303	6.7%	454	9.6%
Specialty	25	5.5%	34	7.3%	76	5.6%	94	7.1%
Total Segment EBITDA	$296	8.9%	$395	11.3%	$992	9.7%	$1,188	11.5%

We have presented Segment EBITDA solely as a supplemental disclosure that offers investors, securities analysts and other interested parties useful information to evaluate our segment profit and loss and underlying trends in our ongoing operations. We calculate Segment EBITDA as Net Income and Loss excluding net income and loss attributable to noncontrolling interest; income and loss from discontinued operations; depreciation; amortization; interest; gains and losses on debt extinguishment; income tax expense; restructuring and transaction related expenses; change in fair value of contingent consideration liabilities; other gains and losses related to acquisitions, equity method investments, or divestitures; equity in losses and earnings of unconsolidated subsidiaries; equity investment fair value adjustments; impairment charges; and direct impacts of the Ukraine/Russia conflict. Our chief operating decision maker ("CODM"), who is our Chief Executive Officer, uses Segment EBITDA as the key measure of our segment profit or loss. The CODM uses Segment EBITDA to compare profitability among our segments and evaluate business strategies. This financial measure is included in the metrics used to determine incentive compensation for our senior management. We also consider Segment EBITDA to be a useful financial measure in evaluating our operating performance, as it provides investors, securities analysts and other interested parties with supplemental information regarding the underlying trends in our ongoing operations. Segment EBITDA includes revenue and expenses that are controllable by the segment. Corporate general and administrative expenses are allocated to the segments based on usage, with shared expenses apportioned based on the segment's percentage of consolidated revenue. Refer to the table on the following page for a reconciliation of net income to Segment EBITDA.

The following unaudited table reconciles Net Income (Loss) to Segment EBITDA:

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2026	2025	2026	2025
Net (loss) income	$(27)	$180	$188	$542
Less: net (loss) income attributable to continuing noncontrolling interest	(1)	—	(1)	1
Net (loss) income attributable to LKQ stockholders	(26)	180	189	541
Less: net (loss) income from discontinued operations	(2)	2	2	20
Net (loss) income from continuing operations attributable to LKQ stockholders	(24)	178	187	521
Adjustments:
Depreciation and amortization	103	105	305	303
Interest expense, net of interest income	53	53	153	158
Provision for income taxes	32	45	124	173
Equity in (earnings) losses of unconsolidated subsidiaries (1)	(2)	—	42	—
Equity investment fair value adjustments	(1)	—	(1)	(1)
Restructuring and transaction related expenses (2)	20	14	67	33
Impairment of goodwill (3)	88	—	88	—
Impairment of net assets held for sale (4)	23	—	23	—
Direct impacts of Ukraine/Russia conflict (5)	4	—	4	1
Segment EBITDA	$296	$395	$992	$1,188

Net (loss) income from continuing operations attributable to LKQ stockholders as a percentage of revenue	(0.7)%	5.1%	1.8%	5.0%
Segment EBITDA as a percentage of revenue	8.9%	11.3%	9.7%	11.5%
(1) Includes a $44 million other-than-temporary impairment recorded during the nine months ended September 30, 2026 related to our equity method investment in Mekonomen.
(2) Excludes amounts related to Restructuring - Depreciation Expense.
(3) Amount relates to the goodwill impairment charge related to our Specialty reporting unit recorded during the nine months ended September 30, 2026.
(4) Amount relates to the net assets held for sale impairment charge related to the expected divestiture of our operations in Romania recorded during the nine months ended September 30, 2026.
(5) Amounts primarily include inventory write-downs and property, plant, and equipment impairment charges for operations impacted by the Ukraine/Russia conflict.

We have presented Segment EBITDA solely as a supplemental disclosure that offers investors, securities analysts and other interested parties useful information to evaluate our segment profit and loss and underlying trends in our ongoing operations. See paragraph under the previous table (revenue and Segment EBITDA by reportable segment) for details on the calculation of Segment EBITDA.

Segment EBITDA should not be construed as an alternative to operating income, net income and loss or net cash provided by (used in) operating activities, as determined in accordance with accounting principles generally accepted in the United States. In addition, not all companies that report Segment EBITDA information calculate Segment EBITDA in the same manner as we do and, accordingly, our calculation is not necessarily comparable to similarly-named measures of other companies and may not be an appropriate measure for performance relative to other companies.

The following unaudited table reconciles Net Income (Loss) and Diluted Earnings (Loss) per Share to Adjusted Net Income and Adjusted Diluted Earnings per Share, respectively:

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions, except per share data)	2026	2025	2026	2025
Net (loss) income	$(27)	$180	$188	$542
Less: net (loss) income attributable to continuing noncontrolling interest	(1)	—	(1)	1
Net (loss) income attributable to LKQ stockholders	(26)	180	189	541
Less: net (loss) income from discontinued operations	(2)	2	2	20
Net (loss) income from continuing operations attributable to LKQ stockholders	(24)	178	187	521
Adjustments:
Amortization of acquired intangibles	34	37	102	108
Restructuring and transaction related expenses	24	14	71	33
Impairment of goodwill (1)	88	—	88	—
Impairment of net assets held for sale (2)	23	—	23	—
Direct impacts of Ukraine/Russia conflict (3)	4	—	4	1
Impairment on Mekonomen equity method investment	—	—	44	—
Excess tax deficiency from stock-based payments	1	—	2	1
Tax effect of adjustments	(23)	(13)	(53)	(37)
Adjusted net income (4)	$127	$216	$468	$627

Weighted average diluted common shares outstanding	252.9	257.3	254.6	258.4

Diluted (loss) earnings per share:
Reported (4)	$(0.09)	$0.69	$0.73	$2.02
Adjusted (4)	$0.50	$0.84	$1.84	$2.43
(1) Amount relates to the goodwill impairment charge related to our Specialty reporting unit recorded during the nine months ended September 30, 2026.
(2) Amount relates to the net assets held for sale impairment charge related to the expected divestiture of our operations in Romania recorded during the nine months ended September 30, 2026.
(3) Amounts primarily include inventory write-downs and property, plant, and equipment impairment charges for operations impacted by the Ukraine/Russia conflict.
(4) Figures are for continuing operations attributable to LKQ stockholders.

We have presented Adjusted Net Income and Adjusted Diluted Earnings per Share as we believe these measures are useful for evaluating the core operating performance of our continuing business across reporting periods and in analyzing our historical operating results. We define Adjusted Net Income and Adjusted Diluted Earnings per Share as Net Income and Loss and Diluted Earnings (Loss) per Share adjusted to eliminate the impact of net income and loss attributable to noncontrolling interest, income and loss from discontinued operations, restructuring and transaction related expenses, amortization expense related to all acquired intangible assets, gains and losses on debt extinguishment, changes in fair value of contingent consideration liabilities, other gains and losses related to acquisitions, equity method investments, or divestitures, impairment charges, direct impacts of the Ukraine/Russia conflict, excess tax benefits and deficiencies from stock-based payments and any tax effect of these adjustments. The tax effect of these adjustments is calculated using the effective tax rate for the applicable period or for certain discrete items the specific tax expense or benefit for the adjustment. Given the variability and volatility of the amount of related transactions in a particular period, management believes that these costs are not core operating expenses and should be adjusted in our calculation of Adjusted Net Income. Our adjustment of the amortization of all acquisition-related intangible assets does not exclude the amortization of other assets, which represents expense that is directly attributable to ongoing operations. Management believes that the adjustment relating to amortization of acquisition-related intangible assets supplements the GAAP information with a measure that can be used to assess the comparability of operating performance. The acquired intangible assets were recorded as part of purchase accounting and contribute to revenue generation. Amortization of intangible assets that relate to past acquisitions will recur in future periods until such intangible assets have been fully amortized. Any future acquisitions may result in the amortization of additional intangible assets. These financial measures are used by management in its decision making and overall evaluation of our operating performance and are included in the metrics used to determine incentive compensation for our senior management. Adjusted Net Income and Adjusted Diluted Earnings per Share should not be construed as alternatives to Net Income and Loss or Diluted Earnings (Loss) per Share as determined in accordance with accounting principles generally accepted in the United States. In addition, not all companies that report measures similar to Adjusted Net Income and Adjusted Diluted Earnings per Share calculate such measures in the same manner as we do and, accordingly, our calculations are not necessarily comparable to similarly-named measures of other companies and may not be appropriate measures for performance relative to other companies.

The following unaudited tables reconciles Net Cash Provided by Operating Activities to Free Cash Flow:

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2026	2025	2026	2025
Net cash provided by operating activities	$411	$440	$466	$733
Less: purchases of property, plant and equipment	39	53	130	160
Free cash flow (1)	$372	$387	$336	$573
(1)For the three and nine months ended September 30, 2025, Self Service contributed approximately $20 million and $50 million, respectively, of free cash flow.

We have presented free cash flow solely as a supplemental disclosure that offers investors, securities analysts and other interested parties useful information to evaluate our liquidity. We calculate free cash flow as net cash provided by (used in) operating activities, less purchases of property, plant and equipment. We believe free cash flow provides insight into our liquidity and provides useful information to management and investors concerning our cash flow available to meet future debt service obligations and working capital requirements, make strategic acquisitions, pay dividends and repurchase stock. We believe free cash flow is used by investors, securities analysts and other interested parties in evaluating the liquidity of other companies, many of which present free cash flow when reporting their results. This financial measure is included in the metrics used to determine incentive compensation for our senior management.

Free cash flow should not be construed as an alternative to net cash provided by (used in) operating activities as determined in accordance with accounting principles generally accepted in the United States. In addition, not all companies that report free cash flow information calculate this metric in the same manner as we do and, accordingly, our calculations are not necessarily comparable to similarly-named measures of other companies and may not be appropriate measures for performance relative to other companies.